Corporate Office
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Box 8003
Menasha, WI 54952-8003
920-751-7777 FAX 920-751-7790

News Release

January 31, 2006

Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director of Investor and Corporate Communications

BANTA ACHIEVES RECORD FOURTH QUARTER AND 2005 RESULTS

•	Fourth quarter diluted earnings per share from continuing operations, excluding a tax on repatriated foreign earnings, increased 36 percent from 70 cents to 95 cents. Fourth quarter diluted earnings per share from continuing operations, including the tax expense, increased 10 percent to 77 cents.
•	2005 diluted earnings per share from continuing operations, excluding the repatriation tax expense, rose 22 percent from $2.41 to $2.93. Diluted earnings per share from continuing operations, including the tax expense, increased 15 percent to $2.76.

        MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported a very strong fourth quarter, concluding a year that established new all-time highs in both revenue and profitability. Fourth quarter earnings from continuing operations rose 32 percent to a record $23.3 million, excluding a tax expense of $4.4 million (18 cents per diluted share) associated with Banta’s repatriation of accumulated foreign earnings. The results compare with $17.6 million reported in 2004’s final quarter. Diluted earnings per share from continuing operations, excluding the repatriation tax expense, reached 95 cents, a 36 percent increase over the 70 cents reported in 2004’s fourth quarter. Including the repatriation tax expense, fourth quarter earnings from continuing operations also reached an all-time high, increasing 7 percent to $18.9 million (77 cents per diluted share). Revenue from continuing operations increased 9 percent to a fourth quarter record $410 million, compared with $376 million in 2004.

        Full-year 2005 earnings from continuing operations increased 18 percent to $72.7 million, excluding the repatriation tax expense in the fourth quarter, compared with 2004’s $61.5 million. On that same basis, diluted earnings per share rose 22 percent to $2.93, compared with the prior year’s $2.41. Including the additional fourth quarter tax expense, 2005 earnings from continuing operations also reached an all-time high, increasing

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11 percent to $68.3 million, and diluted earnings per share rose 15 percent to $2.76. Revenue from continuing operations for the year rose 9 percent, reaching $1.54 billion, compared with 2004’s $1.42 billion.

        Results from continuing operations exclude the contributions of Banta’s healthcare products business, which was sold effective Apr. 12, 2005. Including the operating results of the discontinued healthcare business, and the repatriation tax expense, 2005’s fourth quarter net earnings were $19.0 million (78 cents per diluted share), compared with $19.6 million (77 cents per diluted share) in 2004. On that same basis, and including the proceeds from the sale of the healthcare business and a related warehouse, full-year 2005 net earnings were $90.5 million ($3.65 per diluted share), compared with $68.0 million ($2.67 per diluted share) in 2004.

        The following table provides a reconciliation of earnings and diluted earnings per share from continuing operations, reported in accordance with generally accepted accounting principles, to earnings and diluted earnings per share from continuing operations, excluding the foreign earnings repatriation tax expense, for the three- and twelve-month periods ended December 31, 2005, and January 1, 2005:

	Three Months Ended		Twelve Months Ended
Earnings from Continuing Operations	2005	2004	2005	2004
(dollars in millions)
GAAP earnings from continuing operations, as reported	$18.9	$17.6	$68.3	$61.5
Foreign earnings repatriation tax expense	4.4	--	4.4	--

Earnings from continuing operations excluding
foreign earnings repatriation tax expense	$23.3	$17.6	$72.7	$61.5

Diluted Earnings per Share from Continuing Operations (EPS)
GAAP diluted EPS, as reported	$0.77	$0.70	$2.76	$2.41
Foreign earnings repatriation tax expense	.18	--	.17	--

Diluted EPS excluding foreign earnings repatriation
tax expense	$0.95	$0.70	$2.93	$2.41

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        “Banta had a great 2005 and an exceptional fourth quarter,” said Chairman and Chief Executive Officer Stephanie A. Streeter. “During the first half of the year we focused on investment and preparation for a strong second half of the year – and we achieved our expectations. Our employees did a great job during the year with the start up of new and rebuilt equipment, delivering new-technology solutions to our customers, and aggressively implementing culture-shifting productivity processes. I am extremely proud of our employees’ accomplishments and eager to see the benefits of their continuing efforts in 2006 and beyond.”

        The additional fourth quarter tax expense of $4.4 million was incurred because Banta took advantage of the American Jobs Creation Act, which allowed U.S. corporations during 2005 to repatriate accumulated earnings of non-U.S. operations at a significantly reduced U.S. income tax rate. Banta returned a net $122 million of its accumulated foreign earnings to the U.S., thus making the cash more readily available for investment in its domestic operations, consistent with the intent of the legislation.

        Including the repatriation tax expense, the company’s effective income tax rate for 2005 was 34.0 percent, a decrease from the 35.2 percent recorded in 2004. The effective tax rate without the additional $4.4 million of tax expense related to the earnings repatriation would have been 29.8 percent. The tax rate decrease from the 35.2 percent recorded in 2004 was due largely to the proportion of earnings from locations outside the United States earned by the company’s Supply-Chain Management Sector, which has extensive operations in countries whose tax rates are more favorable than the tax rates in the United States.

HIGHLIGHTS

•	Fourth quarter revenue for Banta’s Printing Services Sector increased 12 percent to $300 million, compared with the prior year’s $269 million. Higher paper prices contributed approximately 30 percent of the increase. Operating earnings climbed 21 percent to $27.0 million, benefiting from improved facility utilization and productivity initiatives, including equipment rebuilds. For the full year, revenue increased 10 percent to $1.1 billion, while operating earnings increased nearly 10 percent, reaching $86.6 million.
°	The book division turned in a solid fourth quarter, with strong activity in business-to-business catalogs and continuing good demand in the educational market. Revenue increased 7 percent over the prior year’s fourth quarter and operating earnings rose 13 percent. For the full year, book division revenue increased 7 percent, while operating earnings rose 8 percent. During 2005, the division’s educational revenue grew 17 percent, reflecting a strong year for state curriculum adoptions. In addition, major capital investments in the first half of the year, including the acquisition of a new press and the rebuild of another press, increased capacity and improved productivity, helping boost results for both the fourth quarter and full year.

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°	The direct marketing division reported a good fourth quarter and an outstanding full year. Revenue for the quarter increased 2 percent, while operating earnings rose 16 percent. For the year, revenue increased 7 percent and operating earnings climbed 42 percent. Throughout 2005, the division benefited from a significantly improved product mix, as the division continued to shift its work mix to more complex and personalized direct mail products.
°	Banta’s consumer catalog division reported fourth quarter revenue comparable to the strong fourth quarter in 2004; however, operating earnings declined due to higher operating costs, equipment scheduling issues and pricing pressures. For the full year, the catalog division recorded exceptionally strong results, with revenue up 13 percent and operating earnings ahead 53 percent, compared with 2004. Market share gains, improved production quality and productivity improvements throughout the year combined to drive 2005’s results.
°	The publications division reported an 11 percent revenue increase in the fourth quarter, with 35 percent of the increase due to higher paper prices. Operating earnings for the quarter declined 4 percent. Revenue for the full year increased 12 percent and operating earnings declined 6 percent. The division continued to gain market share during the year, however additional costs in areas such as employee training and manufacturing process improvement programs have not yet produced the anticipated benefits.
°	Banta’s literature management division, which was established as a separate business entity earlier this year, recorded a breakout fourth quarter with exceptional activity involving several new projects. The largest project involved the one-time production and fulfillment of information packages related to the launch of an insurer’s Medicare Part D prescription drug offering. Due largely to this program, fourth quarter revenue nearly doubled compared with the same period in 2004, while operating earnings climbed dramatically. For the full year, revenue increased 28 percent and operating earnings, affected by additional expenses related to establishing the division’s new infrastructure, rose 9 percent.

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•	Banta’s Supply-Chain Management Services Sector reported both improved revenue and operating earnings in the fourth quarter, as it continued to experience good demand from both existing and new technology customers. Fourth quarter revenue increased 3 percent to $111 million, while operating earnings grew 11 percent, reaching $14.1 million. Full-year revenue and operating earnings both increased 4 percent to $429 million and $48.7 million, respectively. Operating margins remained strong throughout the year, supported by a continuing favorable product mix, very successful productivity improvement efforts and aggressive cost controls. Although revenue from new-business development during the year did not meet expectations, new customer opportunities just starting up in the fourth quarter provide momentum for 2006.

        “Banta has strong businesses in stable and growing markets, which will help deliver another solid year in 2006,” said Streeter. “We are extremely well positioned. Over the past year, we sold a non-core business, which allowed us to focus on accelerating the growth of our remaining strategic businesses. We made high-impact capital investments, continued to fine tune our market positioning, and significantly advanced our productivity and employee training. Efforts in these areas, and more, will continue in the coming year, helping us further improve upon our 2005 results.”

        Looking to 2006, Banta management believes that revenue will be in the range of $1.6 billion to $1.65 billion. Diluted earnings per share for 2006 are expected to be in a range of $3.00 to $3.15, which includes the expected annual cost of 17 cents per diluted share for expensing stock options. Although Banta did not expense stock options in 2005, had it done so, diluted earnings per share (before the 2005 repatriation tax expense) would have been $2.79. This number is based on diluted earnings per share of $2.93, before the repatriation tax expense shown in the reconciliation table above, less estimated 2005 stock option expense of 14 cents per share.

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        Banta will host a conference call to discuss its fourth quarter and 2005 year-end results on Wednesday, Feb. 1 at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management. Our integrated approach provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers. We excel at helping customers find unique solutions to the complex challenges of getting their products and communications to market. We focus on five print markets: books, special-interest magazines, catalogs, direct marketing materials and literature management services. Banta’s global supply-chain management business provides a wide range of outsourcing capabilities to some of the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material and energy costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated costs or delays associated with ongoing productivity-enhancing projects, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated issues associated with the strategic objective of growing the supply-chain management business, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, unanticipated changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended December		12 Months Ended December
	2005	2004	2005	2004
Revenue	$410,491	$375,740	$1,543,927	$1,422,184
Cost of Printing and Supply-Chain Services	317,030	294,177	1,200,487	1,115,761

Gross Earnings	93,461	81,563	343,440	306,423
SG&A Expense	60,531	53,778	238,384	207,916

Earnings from Operations	32,930	27,785	105,056	98,507
Other Income (Expense)
Interest Expense	(1,225)	(1,274)	(5,472)	(6,248)
Interest Income	869	620	3,286	2,159
Other Income (Expense), net	(102)	(147)	689	453

Earnings from Continuing Operations
before Income Taxes	32,472	26,984	103,559	94,871
Provision for Income Taxes	13,554	9,351	35,240	33,413

Earnings from Continuing Operations	18,918	17,633	68,319	61,458
Discontinued Operations
Earnings from Operations of
Healthcare Segment, Net of Income Taxes	--	1,998	702	6,547
Gain from the Sale of Healthcare Segment,
Net of Income Taxes	125	--	21,500	--

Net Earnings	$19,043	$19,631	$90,521	$68,005

Basic Earnings per Share:
Continuing Operations	$0.78	$0.71	$2.80	$2.45
Discontinued Operations	$--	$0.08	$0.03	$0.26
Gain from Sale of Discontinued Operations	$0.01	$--	$0.88	$-

Total	$0.79	$0.79	$3.71	$2.71

Diluted Earnings per Share:
Continuing Operations	$0.77	$0.70	$2.76	$2.41
Discontinued Operations	$-	$0.07	$0.03	$0.26
Gain from Sale of Discontinued Operations	$0.01	$-	$0.86	$--

Total	$0.78	$0.77	$3.65	$2.67

Average Shares Outstanding:
Basic	23,999	24,987	24,400	25,123
Diluted	24,416	25,344	24,784	25,508
Composite Tax Rate on Continuing Operations	41.7%	34.7%	34.0%	35.2%

SEGMENT INFORMATION

	3 Months Ended December		12 Months Ended December
Revenue	2005	2004	2005	2004
Printing Services	$299,929	$268,578	$1,115,374	$1,010,100
Supply-Chain Management Services	110,562	107,162	428,553	412,084

	$410,491	$375,740	$1,543,927	$1,422,184

Earnings from Operations
Printing Services	$26,958	$22,265	$86,554	$79,052
Supply-Chain Management Services	14,053	12,688	48,659	46,716

Segment earnings from operations	41,011	34,953	135,213	125,768
Unallocated corporate expenses	(8,081)	(7,168)	(30,157)	(27,261)
Interest expense	(1,225)	(1,274)	(5,472)	(6,248)
Interest income	869	620	3,286	2,159
Other income (expense), net	(102)	(147)	689	453

Earnings from continuing operations before
income taxes	$32,472	$26,984	$103,559	$94,871

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Dec. 31, 2005	Jan. 1, 2005
Cash and cash equivalents	$148,895	$128,353
Receivables	295,993	263,087
Inventories	80,756	102,892
Other current assets	20,696	25,169

Total current assets	546,340	519,501

Plant and equipment, net	263,849	288,127
Other assets	84,162	97,945

Total Assets	$894,351	$905,573

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$107,944	$105,656
Other accrued liabilities	85,616	92,356
Current maturities of long-term debt	11,460	25,594

Total current liabilities	205,020	223,606

Long-term debt	75,047	62,333
Deferred income taxes	15,250	25,622
Other noncurrent liabilities	56,447	56,046
Shareholders’ investment	542,587	537,966

Total Liabilities and Shareholders’ Investment	$894,351	$905,573

Statement of Cash Flows	12 Months Ended December
	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$90,521	$68,005
Adjustments to reconcile net earnings to net cash
provided
Depreciation	55,135	59,943
Deferred income taxes	(2,545)	11,862
Tax benefit from the exercise of stock options	4,808	2,460
Non-cash stock compensation	642	237
Gain on sale of Healthcare Segment	(21,500)	--
Gain on sale of fixed assets	(436)	(1,242)
Change in assets and liabilities	(41,163)	(56,481)

Cash provided by operating activities	85,462	84,784

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(45,416)	(65,175)
Proceeds from sale of fixed assets	1,303	5,351
Purchases and sales of investments, net	460	710
Proceeds from sale of Healthcare Segment	69,345	--

Cash provided by (used for) investing activities	25,692	(59,114)

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt	(25,648)	(23,907)
Additions of long-term debt	24,228	--
Dividends paid	(17,112)	(17,245)
Proceeds from exercise of stock options, net	11,867	3,844
Repurchase of common stock	(65,571)	(44,353)
Other	(54)	--

Cash used for financing activities	(72,290)	(81,661)

Effect of exchange rate changes on cash
and cash equivalents	(18,322)	8,682

Net increase (decrease) in cash	$20,542	$(47,309)